Exhibit 23.1

Michael F. Albanese, CPA
18 Lisa Court
Parsippany, NJ 07054
Phone (973) 887-8124; Fax 9103
Cell (201) 406-5733 E-mail: MikePcostreductionsolutions.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
The Board of Directors of iGambit Inc.:
I consent to the use in this registration statement of iGambit, Inc., of my report dated May 6, 2010, on the consolidated financial statements of iGambit, Inc., as of, and for the year ended, December 31, 2009, and December 31, 2008.

MICHAEL F. ALBANESE, CPA
/s/ Michael F. Albanese
June 9, 2010
Parsippany, New Jersey
Certified Public Accountant